Exhibit 99.1 Press Release of CBIZ, Inc. dated May 14, 2007, announcing the appointment of David J. Sibits.
FOR IMMEDIATE RELEASE
CONTACT: Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ APPOINTS PRESIDENT OF FINANCIAL SERVICES PRACTICE
     CLEVELAND, Ohio (May 14, 2007)—CBIZ, Inc. (NYSE: CBZ) announced today that it has appointed David J. Sibits as president of its Financial Services practice, effective May 14, 2007. Sibits will be located in the Cleveland CBIZ office. Sibits comes to CBIZ with more than 30 years of accounting industry experience. Most recently, Sibits was the executive managing director of the Ohio Region for RSM McGladrey, the nation’s fifth-largest accounting firm. Prior to that, he was the executive managing director of TBS (American Express Tax and Business Services) Eastern Region and was previously managing shareholder of Hausser + Taylor, LLC. Sibits will be responsible for the continued growth and development of the Financial Services practice of CBIZ, which represents approximately 46% of the Company’s total reported 2006 revenue of $600 million. The practice provides accounting, tax, financial advisory, valuation, merger & acquisition, internal audit and Sarbanes-Oxley consulting services to clients throughout the United States.
     Sibits, a CPA, holds a Bachelor of Business Administration degree in accounting from Kent State University. He is a member of the American Institute of CPA’s Major Firms Group and currently serves on the board of the Kent State University Foundation. Sibits replaces Len Miller who has been appointed senior vice president of corporate development for the Financial Services practice. For the past six years, Miller has successfully led the Financial Services division of CBIZ and will now be responsible for recruiting and acquisition identification and integration. He will remain CBIZ’s representative with Kreston International.
     “I am pleased to welcome Dave to the CBIZ team and would especially like to thank Len for his continued dedication to the growth of our Financial Services practice,” said Steven L. Gerard, CBIZ Chairman and CEO. “With Dave’s impressive entrepreneurial skills and hands-on management approach and Len’s vast experience, I look forward to continued strong growth in this practice,” added Gerard.
     CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, merger and acquisition, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
For further information regarding CBIZ, call our Investor Relations
Office at (216) 447-9000 or visit our web site at www.cbiz.com